EXHIBIT 11.1

                          Cornell Corrections, Inc.
              Statement Re:  Computation of Per Share Earnings
                   (in thousands except per share amounts)

                                                        Three Months Ended
                                                             March 31,
                                                    ---------------------------
                                                        1996           1997
                                                    ------------   ------------
Net income (loss) ................................. $       (261)  $        500
                                                    ============   ============
Shares used in computing earnings (loss) per share:
     Weighted average common shares and
       common share equivalents ...................        3,189          7,321

     Less treasury shares .........................         (555)          (555)

     Effect of shares issuable under stock
       options and warrants based on the
       treasury stock method ......................          888            340
                                                    ------------   ------------
                                                           3,522          7,106
                                                    ------------   ------------

Earnings (loss) per share ......................... $      (0.07)  $       0.07
                                                    ============   ============